Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AIRTRAN HOLDINGS, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of AirTran Holdings, Inc., a Nevada corporation, does hereby certify as follows:

A. The Agreement and Plan of Merger, dated as of September 26, 2010, by and among Southwest Airlines Co., AirTran Holdings, Inc. and Guadalupe Holdings Corp. (the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.

B. The Merger Agreement, including the amendment and restatement of the corporation’s articles of incorporation as set forth below, has been duly approved by the board of directors of the corporation and at least a majority of the voting power of the outstanding shares of voting common stock, which is sufficient for approval thereof

C. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AIRTRAN HOLDINGS, INC.

ARTICLE I

NAME

The name of the corporation is AirTran Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, par value $0.001 per share.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The current Board of Directors consists of one (1) director. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V

LIMITATIONS ON LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for money damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes as the same exists or may hereafter be amended. If the Nevada Revised Statutes is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Nevada Revised Statutes, as so amended. Any repeal or modification of this Article V shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VI

INDEMNIFICATION; EXCULPATION

Section 1. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, may be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2. Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. If the Nevada Revised Statutes are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 3. Repeal and Conflicts. Any repeal or modification of Section 1 or Section 2 of this Article VI approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the

Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 1 or Section 2 of this Article VI and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article VI shall control.

*        *        *

IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of AirTran Holdings, Inc. as of May 2, 2011.

/s/ Steven A. Rossum
Name:	Steven A. Rossum
Title:	Executive Vice President

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